Exhibit 10.7

MUTUAL NON-DISCLOSURE AGREEMENT

This Agreement is made as of the 31st day of October, 2008, by and among:

(1)
INDUFLEX HOLDING NV, a Belgian company, with a registered office at 2000 Antwerp, Frankrijklei 78 and registered with the Crossroads Bank of Enterprises under enterprise number 0807.149.569 (the “Buyer”); and

(2)
ROGERS INDUFLEX NV (formerly UCB Induflex NV, and soon to be renamed with a name omitting any reference to “Rogers”), a Belgian corporation having its registered office at Ottergemsesteenweg 799, 9000 Ghent, Belgium and registered with the Crossroads Bank of Enterprises under enterprise number 0427693784 (the “Company”); and

(3)	ROGERS CORPORATION, a Massachusetts corporation having its headquarters at One Technology Drive, Rogers, CT 06263 (“Seller”).

WHEREAS:

(A)
The Buyer and the Seller have entered into that certain Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), providing for, among other things, the acquisition by Buyer of all of the issued and outstanding shares of the Company.

(B)
An important portion of the value of the Company resides in its know-how and other intellectual property, relating to the development, manufacture and sale of laminates, coated tapes and films for purposes of shielding, insulating, barring and identification (the “Business”), and the Buyer seeks to protect that intellectual property (which is also known to certain personnel of the Seller) from disclosure to third parties, and from use by the Seller in ways other than those permitted by the various agreements between Seller and the Buyer and/or the Company, including without limitation the Production License Agreement between the Company and the Seller, and the Non-Competition Agreement between the Buyer and the Seller, both of even date herewith.

(C)
Seller likewise has an interest in making sure that confidential information relating to the Seller and not primarily to the Company which may remain in the possession of the Company and/or its personnel not be disclosed by the Company to third parties or used for purposes other than bona fide business purposes of the Company.

NOW, THEREFORE, in consideration of their mutual disclosures to each other,  and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.         Confidential Information

As used herein, the term “Information” shall mean and include any and all hardware, software, algorithms, trade secrets, know-how, information, business plans, marketing plans, customer and supplier lists, and other business data, financial statements, projections, lists, reports, studies, findings, formulae, specifications, designs, inventions, and other data or knowledge of any kind, regardless of the form of media upon which it appears (and specifically including electronic or computer data and computer software).  “Confidential Information” shall mean and include (a) any and all confidential or proprietary Information in the possession of the Company or the Buyer which relates primarily to the Seller (other than that which is provided by Seller in connection with Buyer’s acquisition of the Company), and (b) any and all confidential or proprietary Information in the possession of the Seller which relates to the Company and the Business; and in either such case either (i) is reasonably self-evident as being confidential or proprietary  in nature, it being understood, for the avoidance of doubt, that customer and supplier lists, business plans, marketing plans and similar business data shall in any event be considered as Confidential Information, or (ii) is so marked (if in tangible form), indicating that such Information is proprietary or confidential.

Notwithstanding the foregoing, Confidential Information shall not mean or include Information which the recipient clearly demonstrates in a written notice delivered to the provider promptly upon discovery, recognition or receipt, whichever first occurs:

(i)           through no fault of the recipient, was already available to the trade or the general public at the time the confidential Information was received or became available to the trade or the general public thereafter;

(ii)           was disclosed to the recipient by a third party which (a) had legitimate possession thereof, (b) has the right to disclose such Confidential Information to the receiving party, and (c) had not obtained such Confidential Information from or through the recipient, directly or indirectly; or

2.             Use and Disclosure of Confidential Information

Each of the parties hereto shall hold in confidence and not disclose to others, and shall not utilize in any manner whatsoever (except as permitted by the Stock Purchase Agreement or by any of the Related Agreements, as defined therein), any Confidential Information. Each of the parties shall use reasonable commercial efforts to make sure that their respective employees and other personnel abide by the obligations contained herein.

3.     Term.

This Agreement shall remain in effect for ten (10) years from the date hereof.

4.             Entire Agreement; Amendments and Modifications; Successors and Assigns

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any and all written or oral understandings or agreements with respect to the subject matter hereof. No term hereof shall be amended, modified or changed, nor may any right hereunder be waived, except by an instrument in writing duly executed and delivered by the party sought to be charged therewith.  This Agreement may not be assigned by a party without the specific written consent of the other party.  This Agreement shall be binding upon permitted successors and assigns of the parties hereto. Each party shall procure that its Affiliates (as defined in the Stock Purchase Agreement) shall comply with this Agreement and this Agreement is also entered into for the benefit of each party’s Affiliates.

5.           Equitable Enforcement.

  Each party hereto hereby confirms that damages at law may be an inadequate remedy for the breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach by a party of any provision hereof, the other party's rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, in addition to and not in lieu of any rights to damages at law or other rights provided by statute or otherwise for a breach or threatened breach of any provision hereof.  Accordingly, each party hereto hereby waives and agrees not to assert any objection to such equitable relief based upon the purported existence of an adequate remedy at law, notwithstanding that another party may also assert claims for damages at law or other claims as an alternative to, or in addition to, such equitable relief.

6.           Captions.

  Captions are for convenience only and shall not be deemed to be a part of this Agreement, nor shall be taken into any consideration in the interpretation hereof.

7.   Governing Law.

  This Agreement shall be governed by and interpreted in accordance with the law of the Belgium, and exclusively enforced by the courts of competent jurisdiction located therein.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above set forth.

ROGERS INDUFLEX NV

By:	/s/ J. D. Ludvigsen

Name and title:	J. D. Ludvigsen, Managing Director

INDUFLEX HOLDING NV

By:	/s/ Hans Vanoorbeek

Name and title:	Hans Vanoorbeek, as Managing Director of Gevepe BVBA, Managing Director of Induflex Holding NV

ROGERS CORPORATION

By:	/s/ Luc Van Eenaeme

Name and title:	Luc Van Eenaeme, Vice President Rogers Europe